Corbus Pharmaceuticals Holdings, Inc.

500 River Ridge Drive

Norwood, MA 02062

April 30, 2020

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Corbus Pharmaceuticals Holdings, Inc. (the “Company”)

Registration Statement on Form S-3, as amended (File No. 333-237588)

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the Company hereby requests that the above-referenced Registration Statement (the “Registration Statement”) be declared effective by the Securities and Exchange Commission at 4:15 p.m., Eastern Time, on May 1, 2020, or as soon as practicable thereafter.

Please call Michael J. Lerner of Lowenstein Sandler LLP at (973) 597-6394 to confirm the effectiveness of the Registration Statement or with any questions.

[Signature page follows.]

U.S. Securities and Exchange Commission

April 30, 2020

Very truly yours,

CORBUS PHARMACEUTICALS
HOLDINGS, INC.

By:	/s/ Sean Moran
Name:	Sean Moran
Title:	Chief Financial Officer

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